NEON PRESS RELEASE
For immediate release

LONDON: 21 December 2017

NEON ANNOUNCES THE REINSURANCE TO CLOSE (RITC) OF SYNDICATE 2468'S 2015 YEAR OF ACCOUNT BY STARSTONE SYNDICATE 2008
•	COVERS 2008 - 2015 YEARS OF ACCOUNT
•	WITH LAST YEAR'S RITC OF 2007 AND PRIOR YEARS OF ACCOUNT, WILL ELIMINATE PRE-NEON MARKETFORM LEGACY LIABILITIES

Neon is pleased to announce that it has entered into an agreement for the Reinsurance to Close (RITC) of the 2015 and prior years of account for Syndicate 2468. The agreement has been entered into with StarStone, a global specialty insurer and subsidiary of Enstar Group Limited. Subject to formal regulatory approval, the RITC will be effective as of December 31, 2017 and is expected to complete in the first quarter of 2018.
In the Lloyd's market, a RITC transfers the responsibility for discharging all of the liabilities that attach to the transferred year of account, plus the right to any income due to the closing year of account in return for a premium. Neon will recognise a reserve release at the effective date of the transaction.
The transaction provides Neon with finality on its legacy Marketform business and leaves Neon better positioned to direct its energies and capital resources toward building a strong, profitable business and further establishing itself as a vibrant leading global specialty insurer.
Neon have a strong existing working relationship with StarStone and this latest RITC transaction follows a similar one executed last year, which covered liabilities relating to Syndicate 2468's 2007 and prior years of account. Both parties will work closely together to ensure a smooth transition.

Ian Martin, Managing Director at Neon, said:
"This transaction provides an important conclusion for Neon, giving us a clean break from any uncertainty associated with our legacy portfolio and allowing us to continue focusing our energy on building an exciting future."
"Neon has undergone significant transformation over the last two years, creating a business with phenomenal talent and disciplined risk selection, supported by best-in-class systems to deliver profitable growth. This finality means we can continue to move forward and further develop the platform we have built."

Jeff Consolino, Executive Vice President and Chief Financial Officer at American Financial Group and Chairman of Neon Capital Ltd, said:
"We are very pleased that Neon has secured agreement to close the 2008 - 2015 years of account with StarStone, following a competitive process. The transaction represents another significant accomplishment for the Neon team, provides an attractive result for Syndicate 2468's capital providers and eliminates the distraction of the legacy business as Neon executes on its business plan."

-ENDS-

NOTES
ABOUT NEON
Neon is a vibrant, global insurer operating in the specialist Lloyd's market, committed to offering innovative risk solutions and proactively creating bespoke coverage for its clients. Neon is highly experienced in underwriting a diverse range of property, specialty, casualty and marine risks on a direct and reinsurance basis, as well as through delegated authorities.
Neon is headquartered in Gracechurch Street, London, UK. The registered company name for the main regulated entity is Neon Underwriting Limited. Neon is a member of Great American Insurance Group. The members of Great American Insurance Group are subsidiaries of American Financial Group, Inc. (NYSE:AFG) an insurance holding company, based in Cincinnati, Ohio with assets of approximately US$60 billion. www.neonuw.com

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PRESS CONTACTS
FTI Consulting
Tom Blackwell / Antonia Powell
+44 (0)203 727 1051/1485 | neon@fticonsulting.com